EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) made and entered into this 26th day of September, 2011, to be effective as of September 14, 2011 (the “Effective Date”), by and between Red Mountain Resources, Inc., a Florida corporation, and/or its successors (the “Company”) and Tommy W. Folsom (the “Executive”).

WITNESSETH:

WHEREAS, the Company wishes to secure the services of the Executive subject to the contractual terms and conditions set forth herein; and

WHEREAS, the Executive is willing to enter into this Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

1.	Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment with the Company, all upon the terms and conditions set forth herein.

2.
Term of Employment.  Subject to the terms and conditions of this Agreement, the Executive shall be employed for a term commencing on the Effective Date and ending on the December 31, 2016 (the “Term”) unless sooner terminated as provided for herein.

3.
Duties and Responsibilities Capacity.  During the Term, the Executive shall serve in the capacity of Executive Vice President and Director of Exploration and Production of the Company subject to the supervision of the Company’s Chief Executive Officer and the Board of Directors of the Company (the “Board”).

A.
Primary Duties.  During the Term, and excluding any periods of disability, vacation or sick leave to which the Executive is entitled, the Executive shall devote his primary business time, attention and energies to the business of the Company.  During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements and (iii) manage personal investments, so long as in each case such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.  The parties hereto recognize that Executive has other on-going projects and business interests and he is not precluded hereby from engaging in such projects or interests so long as he performs his executive functions as a primary focus.

B.
Standard of Performance.  The Executive will perform his duties under this Agreement with fidelity and loyalty, to the best of his ability, experience and talent and in a manner consistent with his duties and responsibilities.

C.
Location.  Executive will perform his duties from his home in Carlsbad, New Mexico, or in an office provided by Company in that city.  Executive shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

4.
Compensation Base Salary.  The Company shall pay the Executive a salary (the “Base Salary”) of $20,000 per month, prorated for partial months of employment.  The Base Salary shall be payable in accordance with the general payroll practices of the Company in effect from time to time.  The Base Salary may be reviewed by the Board after consultation with the Executive and may from time to time be increased (but not decreased) as solely determined by the Board.  Effective as of the date of any such increase, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced.  Any increase in Base Salary shall not limit or reduce any other obligation of the Company to the Executive under this Agreement.

A.
Annual Performance Bonus.  The Executive will be eligible for annual discretionary bonus awards based on performance objectives determined annually by the Board.  The Company and Executive agree to determine the performance objectives and parameters of any Annual Performance Bonus as soon as reasonably possible, but no later than December 31, 2011; provided, however, that for any fiscal year within the term of this Agreement in which the Executive is employed by the Company, the Executive will receive an Annual Performance Bonus of not less than $250,000 regardless of whether such performance objectives are obtained.  The amount of the Annual Performance Bonus shall be pro-rated based on the number of whole months during the fiscal year for which the Executive was employed by the Company. Such bonus will be payable in cash, common stock or a combination thereof as so determined solely by the Executive on August 31 (or the first business day thereafter if such date is not a business day, in either case, referred to herein as the “Determination Date”) of the following fiscal year.  For purposes of this section, the value of any share of common stock issued as an Annual Performance Bonus shall be equal to (i) the average of the last reported sale prices of the Company’s common stock for the ten-day trading period ending with the last trading day prior to the Determination Date, as quoted on the NYSE Amex, the Nasdaq Stock Market, the OTC Bulletin Board or on any exchange or market on which the common stock is listed, whichever is applicable, or (ii) if the common stock is not so listed, a value determined in good faith by the Board of Directors of the Company.

B.
Long-Term Incentives.  Upon the execution of this Agreement, the Company agrees to award the Executive a mutually agreeable initial option award to be determined by the Company as soon as reasonably possible, but no later than December 31, 2011.  Following the initial option award, the Executive shall be eligible for grants of stock options, restricted stock and/or other long-term incentives in the discretion of the Board on the same basis as other similarly situated senior executives of the Company under any adopted equity compensation plan.

C.
Benefits. Company shall, at Company’s expense, provide disability, accident, medical, life and hospitalization insurance coverage for Executive and his family.   Additionally, if and to the extent that Company maintains other employee benefit plans (including, but not limited to, pension, profit-sharing plans; it being understood that the Company may but shall not be obligated to do so), the Executive shall be entitled to participate therein in accordance with the Company’s regular practices with respect to similarly situated senior executives that currently have been or will be granted options.  The Company will have the right to amend or terminate any such benefit plans it may choose to establish.

In lieu of participation in benefit plans, the executive may elect a lump sum payment monthly equal to the benefit allowed in the plan, not to exceed 7% of salary.

In addition, the Executive shall be entitled to the following benefits:

(1)
The Executive shall be entitled to prompt reimbursement from the Company for reasonable out-of-pocket expenses incurred by him in the course of the performance of his duties hereunder, upon the submission of appropriate documentation in accordance with the practices, policies and procedures applicable to other senior executives of the Company.  Company shall provide Executive with a credit card issued in the Company’s name, which Executive may use for payment of business-related expenses.  Executive shall file monthly expense account reimbursement claims, which shall identify the amount and nature of any charges made using the card, as well as any claims for cash disbursements made for business purposes.

(2)
The Executive shall be entitled to such vacation, holidays and other paid or unpaid leaves of absence as are consistent with the Company’s normal policies available to other senior executives of the Company or as are otherwise approved by the Board.

(3)	At Executive’s option, Company shall either:

(i) provide the Executive with a vehicle, in which case, Company shall reimburse Executive for all expenses relating to his business use of the vehicle, including fuel, maintenance and insurance; (it being understood that the Company-provided vehicle will also be available for Executive’s personal use – provided that his cost of personal operation of the vehicle shall not be reimbursable), or

(ii) provide the Executive with a monthly vehicle allowance of $1,000, and Company shall reimburse executive for his cost of fuel consumed during operation of his personal vehicle on business-related matters.

5.	Termination of Employment. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate under any of the following conditions:

A.	Death. The Executive’s employment under this Agreement shall terminate automatically upon his death.

B.
Total Disability.  The Company shall have the right to terminate Executive’s employment if the Executive becomes Totally Disabled.  For purposes of this Agreement, “Totally Disabled” means that the Executive is not working and is currently unable to perform the substantial and material duties of his position hereunder as a result of sickness, accident or bodily injury for a period of three months.

C.	Termination by Company for Cause. The Executive’s employment hereunder may be terminated for Cause upon written notice by the Company. For purposes of this Agreement, “Cause” shall mean:

(1)	conviction of the Executive by a court of competent jurisdiction of any felony or a crime involving moral turpitude;

(2)	the Executive’s willful and intentional failure or willful and intentional refusal to follow reasonable and lawful instructions of the Board;

(3)	the Executive’s material breach or default in the performance of his obligations under this Agreement;

(4)
the Executive’s violation of any written policy of the Company, including its insider trading policy and ethics policy, if the Executive knows or should know the action or omission of action by Executive constitutes a violation of such policies; or

(5)
the Executive’s act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company, or the dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates (“dishonest” for these purposes shall mean Executive’s knowingly or recklessly making of a material misstatement or omission for his personal benefit).

Executive may not be terminated for Cause pursuant to subsections (2) and (3) above unless Executive is given written notice of the circumstances constituting “Cause” and a reasonable period to cure such circumstances, which period shall be no less than ten (10) days; provided, however, no more than two cure periods need be provided during any twelve-month period.

D.
Termination for Good Reason.  The Executive’s employment hereunder may be terminated by the Executive for Good Reason on written notice by Executive to the Company.  For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances without the Executive’s consent:

(1)	a material reduction in the Executive’s salary or benefits excluding the substitution of substantially equivalent compensation and benefits;

(2)	a material diminution of the Executive’s duties, authority or responsibilities as in effect immediately prior to such diminution;

(3)	the relocation of the Executive’s principal work location to a location more than 50 miles from its current location; or

(4)	the failure of a successor to assume and perform under this Agreement.

Notwithstanding the foregoing, no Good Reason shall be deemed to exist with respect to the Company’s acts described in subsection (2) above unless the Company is given written notice of the circumstances constituting Good Reason with reasonable particularity and a reasonable period to cure such circumstances, which period shall be no less than ten (10) days; provided however, that no more than two cure periods need be provided during any twelve-month period.

6.
Payments Upon Termination. Upon termination of Executive’s employment hereunder for any reason as so provided for in Section 5 hereof, the Company shall be obligated to pay and the Executive shall be entitled to receive, within ten (10) days of termination, Base Salary which has accrued for services performed to the date of termination and which has not yet been paid.  In addition, the Executive shall be entitled to any benefits to which he is entitled as of the date of termination under the terms of any applicable Executive benefit plan or program, restricted stock plan and stock option plan of the Company, and, to the extent applicable, short-term or long-term disability plan or program with respect to any disability, or any life insurance policies and the benefits provided by such plan, program or policies, or applicable law.  In addition, Executive may be entitled to additional payments, as described below:

A.	Upon termination of Executive’s employment by the company without Cause or by the Executive for Good Reason, the Company shall be obligated to pay and the Executive shall be entitled to receive:

(1)	all of the amounts and benefits described in the first paragraph of this Section 6;

(2)	a lump sum payment, within 10 days of termination, equal to the lesser of three (3) months of the Executive’s Base Salary or the Executive’s Base Salary for the remainder of the Term; and

(3)	The minimum Annual Performance Bonus pursuant to Section 4.A of this Agreement for the remainder of the Term.

B.	Upon termination of the Executive’s employment upon the death of Executive pursuant to Section 5.A., the Company shall be obligated to pay, and the Executive’s estate shall be entitled to receive:

(1)	all of the amounts and benefits described in the first paragraph of this Section 6, including Section 6.A; and

(2)
any death benefit payable under a plan or policy provided by the Company; provided, however, that if such death benefit is less than the minimum Annual Performance Bonus that would be paid to Executive pursuant to Section 4.A of this Agreement for the remainder of the Term, the Company shall pay the Executive’s estate the difference.

Payments under Section 6.B., with the exception of amounts due pursuant to Section 6.B(1), are conditioned on the execution by the Executive heirs of a release of all employment-related claims; provided, however, that such release shall be contingent upon the Company’s satisfaction of all terms and conditions of this Section.

C.
Upon termination of the Executive’s employment upon the Disability of the Executive pursuant to Section 5.B., the Company shall be obligated to pay, and the Executive shall be entitled to receive all of the amounts and benefits described in the first paragraph of this Section 6, including Section 6.A and any long-term disability benefit payable under a plan or policy provided by the Company; provided, however, that if such disability benefit is less than the minimum Annual Performance Bonus that would be paid to Executive pursuant to Section 4.A of this Agreement for the remainder of the Term, the Company shall pay the Executive the difference.

D.
Upon voluntary termination of employment by the Executive for any reason whatsoever (other than for Good Reason as described in Section 5D) or termination by the Company for Cause, the Company shall have no further liability under or in connection with this Agreement, except to provide the amounts set forth in the first paragraph of this Section 6.

E.
Upon voluntary or involuntary termination of employment of the Executive for any reason whatsoever or expiration of the Term, the Executive shall continue to be subject to the provisions of Section 7, hereof (it being understood and agreed that such provisions shall survive any termination or expiration of the Executive’s employment hereunder for any reason whatsoever).

7.	Confidential Information, Confidentiality and Return of Property.

A.
Company Information.  The Parties agree that executive will have access to Confidential Information, as defined below, that will enable the Executive to optimize the performance of the Executive’s duties to the Company.  In exchange, the Executive agrees to use such Confidential Information solely for the Company’s benefit.  The Company and the Executive agree and acknowledge that its provision of such Confidential Information is not contingent on the Executive’s continued employment with the Company.  “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, proprietary, purchased, generated or licensed information about prospects, areas of interest or production or other business information by the Executive through the Company either directly or indirectly in writing or orally. Confidential Information does not include any of the information which is publicly known or comes from other industry sources and made generally available through no wrongful act of the Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions. All Capital Raising or funding sources generated by the Company are deemed proprietary information hereunder.

The Executive agrees at all times during the Term and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person or entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company.

B.
Former Employer Information.  The Executive agrees that he will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that the Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C.
Third Party Information.  The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Executive shall hold all such confidential or proprietary information in the strictest confidence and not disclose it to any person or entity or use it except as necessary in carrying out the Executive’s work for the Company consistent with the Company’s agreement with such third party.

D.
Returning Company Documents.  At the time of leaving his employment with the Company, the Executive will deliver to the Company (and will not keep in the Executive’s possession) information, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Executive pursuant to the Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns.

E.
Notification of New Employer.  In the event that the Executive leaves the employment with the Company, the Executive hereby grants consent to notification by the Company to the Executive’s new employer about the Executive’s rights and obligations under this Agreement.

F.
Solicitation of Employees.  The Executive agrees that for a period of twelve (12) months immediately following the termination of the Executive’s relationship with the Company for any reason, the Executive shall not either directly or indirectly solicit, induce or recruit any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for himself or for any other person or entity.

8.  Representations.  The Executive understands that the Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a Competitive Business or divulge Confidential Information. As a result, the Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company. The Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.  The Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company.  The Executive has not entered into, and the Executive agrees that he will not enter into, any oral or written agreement in conflict herewith.

9. Injunctive Relief.  If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 7, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  The rights and remedies enumerated in this Section 9 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.  In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

10.  Modification.  If any provision of Section 7 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

11.  Survival.  The provisions of Section 7 shall survive the termination of this Agreement for any reason.  The non-renewal of this Agreement at the end of the Term shall not be a termination by the Company without “Cause”.

12.  Arbitration. Any dispute or controversy arising under or in connection with this Agreement (other than any dispute or controversy arising from a violation or alleged violation by the Executive of the provisions of Section 7) shall be settled exclusively by final and binding arbitration in Dallas, Texas, in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”).  The arbitrator shall be selected by mutual agreement of the parties, if possible.  If the parties fail to reach agreement upon appointment of an arbitrator within thirty days following receipt by one party of the other party’s notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the AAA.  The selection process shall be that which is set forth in the AAA Employment Arbitration Rules then prevailing, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected.  This agreement to arbitrate shall not preclude the parties from engaging in voluntary, non-binding settlement efforts including mediation.

13. Notices. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by facsimile transmission to the respective parties at the following addresses (or at such other address as either party shall have previously furnished to the other in accordance with the terms of this Section ):

if to the Company:
Red Mountain Resources, Inc.
Attn: Board of Directors/Compensation Committee Chairman
2515 McKinney Avenue, Suite 900
Dallas, TX 75201

if to the Executive:
Tommy W. Folsom

14.
Amendment; Waiver. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with the terms and provisions hereof may be waived only by a written instrument executed by each party entitled to the benefits thereof.  No failure or delay on the part of any party in exercising any right, power or privilege granted hereunder shall constitute a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

15.
Entire Agreement. This Agreement and all Exhibits attached hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral agreements or understandings between the parties relating thereto.

16.
Severability. In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and provisions hereof shall not be in any way affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

17.
Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other person or entity any rights, benefits or remedies of any kind or character whatsoever).  The Executive may not assign this Agreement without the prior written consent of the Company.  Except as otherwise provided in this Agreement, the Company may assign this Agreement to any of its affiliates or to any successor (whether by operation of law or otherwise) to all or substantially all of its business and assets without the consent of the Executive.  For purposes of this Agreement, “affiliate” means any entity in which the Company owns shares or other measure of ownership representing at least 40% of the voting power or equivalent measure of control of such entity.

18.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).

19.	Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

20.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.
 Section 409A.  This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”).  To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

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IN WITNESS THEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement as of the Effective Date.

Company:

By:	/s/ Alan W. Barksdale
Chief Executive Officer

Executive

By:	/s/ Tommy W. Folsom
Tommy W. Folsom